Exhibit 99.2

1 Merger with July 29, 2024 Together THE STRENGTH OF

THE STRENGTH OF Together Cautionary Note Regarding Forward Looking Statements 2 This presentation contains forward - looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Sec tion 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward - looking statements can often, but not always, be identified by the use of words like “believe”, “continue”, “pattern”, “estimate”, “project”, “intend”, “anticipate”, “expect” and similar expressions or future or conditional verbs such as “will”, would”, “should”, “could”, “might”, “can”, “may”, or s imi lar expressions. These forward - looking statements include, but are not limited to, statements relating to the expected timing and benefits of the proposed merger (the “Merger”) between German American and Heartland, inc lud ing future financial and operating results, cost savings, enhanced revenues, and accretion/dilution to reported earnings that may be realized from the Merger, as well as other statements of expectations reg ard ing the Merger, and other statements of German American’s goals, intentions and expectations; statements regarding German American’s business plan and growth strategies; statements regarding the asset qual ity of German American’s loan and investment portfolios; and estimates of German American’s risks and future costs and benefits, whether with respect to the Merger or otherwise. These forward - looking statements are subject to significant risks, assumptions and uncertainties that may cause results to diffe r materially from those set forth in forward - looking statements, including, among other things: • the risk that the businesses of German American and Heartland will not be integrated successfully or such integration may be m ore difficult, time - consuming or costly than expected; • expected revenue synergies and cost savings from the Merger may not be fully realized or realized within the expected time fr a me; • revenues following the Merger may be lower than expected; • customer and employee relationships and business operations may be disrupted by the Merger; • the ability to obtain required regulatory approvals or the approval of Heartland’s or German American’s shareholders, and th e ability to complete the Merger on the expected timeframe; • the costs and effects of litigation and the possible unexpected or adverse outcomes of such litigation; • the ability of German American to complete integration and attract new customers; • possible changes in economic and business conditions; • the impacts of epidemics, pandemics or other infectious disease outbreaks; • the existence or exacerbation of general geopolitical instability and uncertainty; • possible changes in monetary and fiscal policies, and laws and regulations; • possible changes in the creditworthiness of customers and the possible impairment of collectability of loans; • fluctuations in market rates of interest; • competitive factors in the banking industry; • changes in the banking legislation or regulatory requirements of federal and state agencies applicable to bank holding compan i es and banks like German American’s affiliate bank; • continued availability of earnings and excess capital sufficient for the lawful and prudent declaration of dividends; • changes in market, economic, operational, liquidity, credit and interest rate risks associated with German American’s busines s ; and • other risks and factors identified in German American’s cautionary language included under the headings “Forward - Looking State ments and Associated Risk” and “Risk Factors” in German American’s Annual Report on Form 10 - K for the year ended December 31, 2023, and other documents subsequently filed by German American with the U.S. Securities an d Exchange Commission. Neither German American nor Heartland undertake any obligation to update any forward - looking statement, whether written or oral, relatin g to the matters discussed in this presentation. In addition, German American’s and Heartland’s past results of operations do not necessarily indicate either of their anticipated future results, whether th e M erger is effectuated or not.

Additional Information and Where to Find It

The information contained herein does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any proxy vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The proposed merger will be submitted to both the German American and Heartland shareholders for their consideration. In connection with the proposed merger, German American will file a Registration Statement on Form S-4 with the U.S. Securities and Exchange Commission ("SEC") that will include a joint proxy statement for German American and Heartland and a prospectus for German American and other relevant documents concerning the proposed merger. INVESTORS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE CORRESPONDING JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED MERGER WHEN IT BECOMES AVAILABLE, AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, TOGETHER WITH ALL AMENDMENTS AND SUPPLEMENTS TO THOSE DOCUMENTS, AS THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain a copy of the joint proxy statement/prospectus once filed, as well as other filings containing information about German American, without charge, at the SEC's website (http://www.sec.gov) or by accessing German American's website (http://www.germanamerican.com) under the tab "Investor Relations" and then under the heading "Financial Information". Copies of the joint proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to Bradley C. Arnett, Investor Relations, German American Bancorp, Inc., 711 Main Street, Box 810, Jasper, Indiana 47546, telephone 812-482-1314 or to Jennifer Eckert, Investor Relations, Heartland BancCorp, 430 North Hamilton Road, Whitehall, Ohio 43213, telephone 614-337-4600.

German American and Heartland and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of German American and Heartland in connection with the proposed merger. Information about the directors and executive officers of German American is set forth in the proxy statement for German American's 2024 annual meeting of shareholders, as filed with the SEC on Schedule 14A on March 21, 2024, which information has been updated by German American from time to time in subsequent filings with the SEC. Information about the directors and executive officers of Heartland will be set forth in the joint proxy statement/prospectus relating to the proposed merger. Additional information about the interests of those participants and other persons who may be deemed participants in the transaction may also be obtained by reading the joint proxy statement/prospectus relating to the proposed merger when it becomes available. Free copies of this document may be obtained as described above.

Pro Forma and Projected Financial Information. This presentation contains certain pro forma and projected financial information, including projected pro forma information, which reflects German American's current expectations and assumptions. This pro forma information is for illustrative purposes only and should not be relied on as necessarily being indicative of future results. The assumptions and estimates underlying the pro forma information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including those in the "Forward-Looking Statements" disclaimer. Accordingly, there can be no assurance that the prospective results are indicative of future performance of the combined company after the proposed acquisition or that actual results will not differ materially from those presented in the pro forma information.

THE STRENGTH OF *Together*

3

Review of Our Recent Strategic Transactions

Strategically Compelling and Financially Attractive

1 German American Insurance (GAI) Asset Sale

- ✓ Monetized at attractive pricing in an all cash deal for $40M (~4x revenue) on June 1, 2024
- ✓ Captured significant value for long-term investment in insurance business

Standalone Impact

+6% TBVPS Accretion

$27M After-Tax Net Gain

+

2 Securities Portfolio Repositioning

- ✓ Subsequently sold $375M in AFS securities, resulting in an after-tax loss of ~$27M recognized in Q2
- ✓ Expected reinvestment beginning in Q3 with yields approximately 2.0% higher

Standalone Impact

+7% '25E EPS Accretion

+12 bps NIM Impact

+

3 Merger With HEARTLAND BancCorp

- ✓ Enhances scale and diversifies footprint into two of the most attractive markets in the Midwest
- ✓ Drives growth, profitability and improved capital generation

Standalone Impact

+20% '25E EPS Accretion

~3 Yrs / 14% TBVPS Earnback / Dilution

=

4 Combined Pro Forma Impact

~26% *Combined '25E EPS Accretion*

~1.40% *'25E ROAA*

~21% *'25E ROATCE*

~12% *Pro Forma CET1 at Merger Closing*

THE STRENGTH OF *Together*

4

Heartland Merger Highlights
Unlocking Opportunity in Midwest Growth Markets

Strategically Compelling

- ✓ Enhances scale (over $8B in combined assets) and diversifies footprint into two of the most attractive growth markets in the Midwest
- ✓ GABC's deposit strength and combined scale will accelerate future growth
- ✓ Market position supports core strategy to outperform & "out-local" the competition
- ✓ Opportunity to build on GABC's wealth management expertise in affluent markets
- ✓ Drives growth, improved profitability and capital generation

Financially Attractive

(standalone transaction)

- ✓ ~20% accretive to 2025 consensus GAAP EPS, with fully phased cost saves[1]
- ✓ TBV earnback of ~3 years with dilution of ~14% at closing, inclusive of all one-time charges and interest rate marks[2]
- ✓ Strong pro forma capital at closing, with CET1 of ~12%, well positioned for continued organic growth and/or future acquisition opportunities

Low Integration Risk

- ✓ Significant alignment of cultures, credit and operating philosophies
- ✓ Retention of Heartland brand under a co-branding initiative and agreements in place with key market talent
- ✓ GABC is an experienced acquirer with a proven integration track record


GABC (74)
HLAN (20)
(Full Service)
Columbus
Cincinnati
OH
IN
KY

THE STRENGTH OF ***Together***

Source: S&P Capital IQ Pro and Company documents. Financial data as of 6/30/24.

[1] Pro forma impact is presented for illustrative purposes only and is subject to change based on final purchase accounting entries. EPS accretion illustrated assuming fully phased cost savings and excluding any restructuring charges or provision expense related to the CECL "double count". Accretion is on a standalone basis and does not consider the securities portfolio repositioning.

[2] Inclusive of all purchase accounting adjustments, the CECL "double count" and restructuring charges. The tangible book value ("TBV") earnback is calculated using the crossover method. Presented on a standalone basis excluding the GAI gain recorded in Q2.

5

Heartland BancCorp (OTCQX:HLAN)

A High Performing Ohio Banking Franchise

Key Franchise & Financial Highlights

Overview	
Chairman, President & CEO	G. Scott McComb
Headquarters	Whitehall, OH
Ticker	HLAN
Profitability	**Q2 '24**
Return on Average Assets	1.08%
Net Interest Margin	3.31%
Efficiency Ratio	65%
Nonint. Inc. / Revenue	18%
Balance Sheet, Capital & Asset Quality	**Q2 '24**
Assets ($M)	$1,920
Gross Loans HFI ($M)	$1,549
Deposits ($M)	$1,645
Loans / Deposits	94%
CET1 Ratio	11.1%
ACL / Loans	1.15%
NPAs / Assets	0.11%



HLAN (20)
(Full Service)
Columbus
Cincinnati
OHIO
Bellefontaine
Mount Vernon
Sidney
Delaware
Marysville
Piqua
Urbana
Powell
Greenville
Troy
Heath
Zane
New Castle
Springfield
Pataskala
Clayton
London
Richmond
Dayton
Fairborn
Grove City
Trotwood
Kettering
Lancaster
Connersville
Miamisburg
Xenia
Circleville
Springboro
Centerville
Oxford
Washington Court House
Lebanon
Wilmington
Hamilton
Greensburg
Mason
Chillicothe
Athens
Fairfield
Forest Park
White Oak
Loveland
Bridgetown
Mack
Forestville
Burlington
Covington
Independence
Madison
Portsmouth

Loan & Deposit Composition[1]



Consumer 1%
Other 6%
C&I 10%
CLD 7%
Multi. 5%
CRE-OO 15%
$1.6B
Non-OO CRE 22%
1-4 Fam. 34%

6.10% *Q2 Loan Yield*

25% *NIB Deposits*

2.61% *Q2 Cost of Total Deposits*



Jumbo Time 5%
Noninterest-Bearing 25%
Retail Time 29%
$1.6B
Interest-Bearing 41%

Market Share in Columbus, OH[2]

Rank	Institution	Assets ($B)	Number of Branches	Deposits in Market ($B)	Market Share (%)
1	Huntington Bancshares Incorporated	$193.5	63	$41.6	40.0%
2	JPMorgan Chase & Co.	$4,143.0	61	$25.3	24.3%
3	The PNC Financial Services Group, Inc.	$556.5	42	$7.4	7.2%
4	Fifth Third Bancorp	$214.5	43	$6.9	6.7%
5	Bank of America Corporation	$3,258.0	17	$5.1	4.9%
6	Park National Corporation	$9.9	20	$2.9	2.8%
7	U.S. Bancorp	$680.1	32	$2.1	2.0%
8	KeyCorp	$187.5	22	$1.6	1.5%
9	**Heartland BancCorp**	**$1.9**	**19**	**$1.4**	**1.4%**
	Total for Institutions in Market		489	$104.0	

THE STRENGTH OF *Together*

Source: S&P Capital IQ Pro and Company documents. Data as of, or for the quarter ended 6/30/24.
[1] Bank-level loan and deposit composition as of 6/30/24.
[2] Deposit market share data as of 6/30/23 and is pro forma for pending or recently completed acquisitions.

6

THE STRENGTH OF Together • Agreements in place for retention of key HLAN talent • Two (2) holding company and bank boards of director seats upon closing – G. Scott McComb, HLAN Chairman, President & CEO, will stay with the pro forma company as a board member – Ronnie Stokes, current HLAN director, is also expected to join as a board member • 100% Stock • 3.900 shares of German American common stock to be issued for each share of Heartland common stock • $155.37 per share based on German American 10 - day VWAP of $39.84 as of 7/26/24 • Aggregate transaction value of $330.2 million 1 • Expected closing in Q1 2025 • Subject to GABC and HLAN shareholder approvals and customary regulatory approvals Consideration 7 Multiples Management and Board of Directors Timing and A pprovals • Approximately 79% GABC / 21% HLAN • Price / 6/30/24 TBV: 202% / Pay - to - trade: 86% 2 • Price / 2025E EPS: 16.1x • Price / 2025E EPS + Fully Phased Cost Savings: 10.0x K ey Merger Terms Ownership • Expected to initially maintain Heartland brand name under a co - branding initiative, but merged into a single charter Branding 1 Includes approximately 51,821 HLAN shares held in HLAN’s 401(k) Plan and 233,488 HLAN stock options with a weighted average e xe rcise price of $82.92 to be cashed out at closing. 2 Pay - to - trade defined as the transaction TBV multiple divided by GABC’s standalone TBV multiple.

THE STRENGTH OF Together Key Merger Model Assumptions Earnings Projections based on Wall Street consensus net income estimates Cost Savings/ Synergies Cost saves equal to 30% of HLAN’s noninterest expense ( 75% phased in 2025; 100% in years thereafter) Revenue synergies identified but not modeled Merger Costs One - time pre - tax merger expenses of $19.5 million , f ully - realized in pro forma tangible book value estimate at closing Credit Total gross credit mark of $28.7 million pre - tax, or ~1.85% of Heartland’s loans HFI • $14.9 million (52%) allocated to purchase credit deteriorated (PCD) loans, recorded into ACL • $13.8 million (48%) allocated to non - PCD loans, recorded as a net of loan discount (accreted to earnings straight - line over 5 years) • Non - PCD CECL reserve of $13.8 million established Day 2 via provision expense (CECL “double - count”) Other Fair Value $73.0 million pre - tax loan write - down , accreted over 5 years using straight - line methodology $22.1 million pre - tax securities portfolio AOCI , accreted over 6 years using straight - line methodology $1.9 million pre - tax time deposit write - down , amortized over 1 year using straight - line methodology Intangibles Core deposit intangible of 3.50% of non - time deposits, amortized sum - of - years digits over 10 years Other Expected closing in Q1 2025. Modeled as if 12/31/24 closing 8

Attractive Pro Forma Financial Impact

Combination of Securities Repositioning and Merger Drives ~26% '25E EPS Accretion

	Merger with Heartland Only	Merger Impact AFTER GAI Sale & Securities Repositioning
Model Approach	Excludes gain from GAI sale and securities repositioning	Merger impact modeled as last transaction completed, with relative impact compared to TBV after the GAI gain and EPS after securities repositioning
EPS Impact[1]	~20% Accretive to 2025E EPS	~18% Accretive to 2025E EPS *On top of 7% securities repositioning accretion*
TBVPS Impact	14.1% Dilutive to TBVPS at Closing	14.5% Dilutive to TBVPS at Closing *After GAI sale and securities repositioning*
TBV Crossover Earnback[2]	~3 Years	Extends by 2 quarters vs. standalone
Closing Capital Position	12.1% CET1 / 14.3% TRBC Ratio	12.1% CET1 / 14.4% TRBC Ratio

THE STRENGTH OF *Together*

[1] Pro forma impact is presented for illustrative purposes only and is subject to change based on final purchase accounting entries. Includes fully phased cost savings and excludes any restructuring charges or provision expense related to the CECL "double count".
[2] Inclusive of all purchase accounting adjustments, the CECL "double count" and assuming realization of all merger/restructuring costs at closing.

9

THE STRENGTH OF Together 21% 14% 5% PF GABC 1.4% 1.4% 1.2% 0.5% PF GABC Combined Transactions Drive Peer Leading Returns Source: S&P Capital IQ Pro and FactSet. 1 Peers defined as major exchange traded banks headquarted in the Midwest with $4B - $10B in total assets. 2 Includes sale of GAI and securities portfolio repositioning. Assumes fully phased cost savings and excludes any restructuring c harges or provision expense related to the CECL “double count”. 10 2025E ROAA Pro Forma Financial Impact vs Midwest Banks $4B - $10B in Assets 1 2025E ROATCE Pro Forma Pro Forma 2 2 Median: 1.1% Median: 12% Standalone Standalone

THE STRENGTH OF Together Appendix 11

THE STRENGTH OF Together Demographically Accretive with Entry Into Attractive Columbus Market Source: S&P Capital IQ Pro, The Columbus Region, Census.gov, Bureau of Economic Analysis and Intel. 1 GABC data weighted by MSA deposits + Counties not in any MSA as compiled by S&P Capital IQ Pro. Midwest data weighted by MSA population per S&P Capital IQ Pro . Columbus is Home to… x C orporate headquarters of 16 Fortune 1000 companies x The Ohio State University x A young (median age 33) and highly educated population 12 Indicates headquartered in Columbus Intel Investment in Columbus: x Largest private sector investment in Ohio history – $28B investment in two state of the art chip factories in Columbus projected to create 3,000 jobs Notable Employers in Columbus Market ’24 – ’29E Projected Population Growth 1 ’24 - ’29E Projected Median HHI Growth 1 ’29E Projected Median HHI 1 3.5% 2.0% 1.7% 1.3% Columbus OH Cincinnati OH GABC Midwest Columbus (2.2M Pop.) & Cincinnati (2.3M Pop.) vs GABC & The Midwest 9.3% 8.4% 9.5% 8.7% Columbus OH Cincinnati OH GABC Midwest $85K $83K $74K $80K Columbus OH Cincinnati OH GABC Midwest

THE STRENGTH OF Together Pro Forma Bank - Level Deposit Composition Noninterest - Bearing 27% Interest - Bearing 57% Retail Time 11% Jumbo Time 5% $5.4B $1.6B Noninterest - Bearing 27% Interest - Bearing 53% Retail Time 15% Jumbo Time 5% $7.0B Q2 '24 Cost of Total Deposits: 1.76% Q2 '24 Cost of Total Deposits : 2.61% Q2 '24 Cost of Total Deposits : 1.95% Source: S&P Capital IQ Pro. Financial data as of 6/30/24. Pro forma excludes any purchase accounting adjustments. Note: Retail time deposits include certificates of deposit with balances of $250K or less; Jumbo include balances greater tha n $ 250K. 13 (Pro Forma) Noninterest - Bearing 25% Interest - Bearing 41% Retail Time 29% Jumbo Time 5%

THE STRENGTH OF Together C&I 12% CRE - OO 14% Non - OO CRE 20% 1 - 4 Fam. 27% Multi. 7% CLD 8% Consumer 1% Other 11% C&I 10% CRE - OO 15% Non - OO CRE 22% 1 - 4 Fam. 34% Multi. 5% CLD 7% Consumer 1% Other 6% C&I 13% CRE - OO 13% Non - OO CRE 19% 1 - 4 Fam. 24% Multi. 8% CLD 9% Consumer 1% Other 13% P ro Forma Bank - Level Loan Composition (Pro Forma) $4.1B $1.6B $5.7B Q2 '24 Yield on Loans: 5.89% Q2 '24 Yield on Loans : 6.10% Q2 '24 Yield on Loans : 5.95% Source: S&P Capital IQ Pro. Financial data as of 6/30/24. Pro forma excludes any purchase accounting adjustments. Loans / Deposits: 76% Loans / Deposits: 94% Loans / Deposits: 80% 14 CRE / RBC (Bank - Level): 200% CRE / RBC (Bank - Level): 256% CRE / RBC (Bank - Level): 212%

THE STRENGTH OF Together 15 Comprehensive Diligence and Loan Review Process Diligence Overview x Completed a coordinated, multi - month comprehensive due diligence review leveraging GABC’s historical M&A experience x In - person and virtual meetings conducted between both companies across all diligence focus areas x GABC management has a track record of successful integration and realization of cost savings Credit Review x Cross - section analysis of the loan portfolio’s performance, review of loan terms and structure, and borrower’s continued ability to service their debt x Additional focus on underwriting standards and credit culture Scope of diligence review on Heartland’s portfolio included: 87% of outstanding commercial loan balances 93% of NOO CRE portfolio 100% of watch & criticized loans 53% of mortgage / consumer loans 74% of total loan portfolio

Net Income Reconciliation:
Meaningful EPS Accretion and Enhanced Returns

Bridge to 2025E Pro Forma Fully Phased Earnings ($MM)



A
B
C
D
~18% Accretion
~7% Accretion
$77
$5
$82
$20
$13
$12
$5
$122
GABC Consensus (inc. GAI Sale)
Securities Repositioning
GABC Adjusted for Securities Repositioning
HLAN Consensus
Fair Value Mark Accretion
Fully Phased Cost Savings
Other
Pro Forma Earnings Run Rate

EPS	$2.58	~26% Accretion from Combined Transactions	$3.26
ROATCE	~14%	~675bps improvement	~21%

Overview of Earnings Adjustments

A GABC Securities Portfolio Repositioning

- Assumes $375M of GABC securities are sold and reinvested at a 2.00% pre-tax spread to current portfolio yields

B Reset Earnings / Fair Value Marks

- Represents durable earnings
- Fair value mark resets balance sheet to current rates
- Includes net accretion of loans, AOCI and time deposits

C Cost Savings

- 30% of HLAN's 2025E expense base (fully phased)
- Expense synergies driven by reduction in duplicative vendor and support staffing functions

D Other Merger Impacts

- Amortization of CDI
- Elimination of existing HLAN intangibles
- Accretion of non-PCD credit mark 'double-count'
- Cost of transaction financing of 5.50%

THE STRENGTH OF *Together*

Source: S&P Capital IQ Pro & FactSet. Market data as of 7/26/24.
All impacts are shown on an after-tax basis. Pro forma impact is presented for illustrative purposes only and is subject to change based on final purchase accounting entries. Includes fully phased cost savings and excludes any restructuring charges or provision expense related to the CECL "double count".

16

Tangible Book Value Dilution Reconciliation

Tangible Book Value Per Share Impact	$ millions	Basic Shares (millions)	$ Per Share
GABC tangible book value per share as of 6/30/24 [1]	504	30	$16.97
(+) two quarters of consensus earnings prior to close	38		
(+) two quarters of incremental earnings from securities repositioning [2]	3		
(-) two quarters of consensus dividends prior to close	(16)		
(+) amortization of existing intangibles	1		
GABC standalone tangible book value per share at close	**$529**	**30**	**$17.84**
Pro Forma Merger Adjustments			
(+) Stock issued to common	305	8	
(-) Goodwill & intangibles created [3]	(239)		
(-) After-tax restructuring expenses	(15)		
(-) Day 2 CECL non-PCD reserve	(11)		
GABC pro forma tangible book value per share at close	**$569**	**37**	**$15.25**
($) dilution to GABC			**($2.59)**
(%) dilution to GABC			**(14.5%)**
		Ex. Loan Interest Rate Mark:	(5.8%)

Goodwill & Other Intangible Asset Recognition	$ millions
Aggregate merger consideration	330
Standalone HLAN tangible book value at close	161
(-) Net Impact of fair value adjustments	(62)
Adjusted tangible book value at closing	**$99**
Excess over adjusted tangible book value	$231
(-) Core deposit intangible created	(38)
(+) DTL on CDI	8
Goodwill Created	**$201**
Goodwill & Intangibles Created	**$239**

THE STRENGTH OF ***Together***

Note: Pro forma metrics projected to closing based on financial data as of June 30, 2024; Market data as of 7/26/24.
[1] Tangible book value per share is defined as total shareholders' equity less goodwill and other intangible assets divided by end of period shares outstanding.
[2] Assumes $375M of GABC securities are sold and reinvested at a 2.00% pre-tax spread to current portfolio yields.
[3] Based on assumptions as of announcement date; Subject to change at transaction closing.

17